FOR RELEASE	Exhibit 99.1

UNITIL FILES FOR AN INCREASE IN NATURAL GAS DISTRIBUTION RATES FOR MAINE CUSTOMERS

HAMPTON, N.H., June 28, 2019 — Unitil Corporation (NYSE:UTL) (www.unitil.com) announced today that its Maine local natural gas distribution utility filed a rate case requesting approval to increase its natural gas distribution base rates with the Maine Public Utilities Commission (Docket No. 2019-00092).

Unitil has requested an increase of $7.0 million in base revenue, or an increase of approximately 7 percent over total 2018 operating revenue, for effect on August 1, 2019, but expects a Commission suspension period through April 1, 2020. The primary driver of the request is due to continued investments in the system to improve the overall safety of the system and to reliably serve a growing number of customers. The filing also includes a proposal by the Company for an alternative rate mechanism called the Capital Investment Recovery Adjustment for a period of three years which will allow for the recovery of costs associated with non-growth capital projects due to the need to relocate, upgrade, replace and abandon existing distribution facilities.

If the rates are approved as filed, the typical residential gas heating customer using approximately 68 therms would see a monthly increase of $9.90, or about 9.3 percent. The impact on other individual customers will vary depending upon rate class and usage characteristics.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices and technologies that lead to dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 105,600 electric customers and 82,700 natural gas customers. For more information about our people, technologies and community involvement please visit www.unitil.com.

For more information please contact:

Todd Diggins – Investor Relations	Alec O’Meara – Media Relations
Phone: 603-773-6504	Phone: 603-773-6404
Email: diggins@unitil.com	Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com